Exhibit 99.1

{ENDOLOGIX, INC. LOGO}

PRESS RELEASE

DATE:	May 8, 2003

CONTACTS:	Paul McCormick, President and Chief Executive Officer,
949-595-7200
David Richards, Chief Financial Officer, 949-595-7200
www.endologix.com

Endologix, Inc. Reports 1st Quarter 2003 Results

Irvine, CA — May 8, 2003 — Endologix, Inc., (NASDAQ: ELGX) today announced financial results for the first quarter ended March 31, 2003. Total revenues for the first quarter of 2003 were 34% lower at $1,162,000, compared with $1,768,000 for the first quarter of fiscal 2002. Product revenue increased to $490,000 for the first quarter ended March 31, 2003, from $-0- for the first quarter of fiscal 2002, due to sales of PowerLink AAA products in 2003. License revenues for the quarter ended March 31, 2003 decreased 62% to $672,000 from $1,768,000 from the corresponding period of 2002. License revenues are primarily derived from royalties received from Guidant related to our licensed Focus technology. We believe that the decrease in Guidant license revenues is primarily due to the introduction by Guidant of non-licensed products in the U.S. in 2002 and competition from drug-eluting stent products. We anticipate that Guidant license revenues will continue to decline.

Net loss for the first quarter of 2003 was $(1,190,000), or $(0.05) per share, compared with net income of $548,000, or $0.04 per share, for the same period of fiscal 2002. The results for the first quarter of 2002 reflect expense reductions following the restructuring of the Company in the third quarter of 2001; while the results for the first quarter of 2003 reflect expenses to commercialize the PowerLink AAA technology acquired in May 2002. Research, development and clinical expenses for the first quarter of fiscal 2003 were 82% higher at $1,846,000, compared with $1,017,000 for the first quarter of fiscal 2002. The increase was due primarily to research and development expenditures for PowerLink AAA technology, whereas the research, development and clinical expenses for the first quarter of fiscal 2002 were for continuing clinical studies for our brachytherapy technology. Marketing and sales expenses of $283,000 for the first quarter of 2003 were to support PowerLink AAA distribution. General and administrative expenses decreased 65% to $138,000 for the first quarter of 2003, compared to $398,000 for the same period of 2002. The decrease resulted primarily from a reimbursement to the Company of legal costs and expenses of $468,000, which were previously expensed as general and administrative expense, as part of a legal settlement with Jomed-Endosonics.

Commenting on the activities of the quarter, Paul McCormick, President & CEO, said, “The results of the first quarter are in line with our financial plans, and the Company continues to execute on its regulatory timelines.”

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. The Company’s PowerLink System is an endoluminal stent graft for treating AAA. AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured abdominal aortic aneurysms is approximately 75%, making it the 13th leading cause of death in the United States. Additional information can be found on the Company’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including reduction of Company revenue resulting from declines in sales of Guidant’s royalty-bearing products, and the unpredictability of clinical trials and regulatory approval, changes in future economic, competitive and market conditions, uncertainty of acceptance in the marketplace and future business decisions, adequacy of financial resources to support operations after December 31, 2003 and our ability to raise capital, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, and the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2002.

ENDOLOGIX, INC..

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,

	2003	2002

Revenues:
Product	$490	$--
License	672	1,768

Total revenues	1,162	1,768
Cost of product sales	257	69

Gross profit	905	1,699

Operating expenses:
Research, development and clinical	1,846	1,017
Marketing and sales	283	--
General and administrative	138	398
Minority interest	(17)	(8)

Total operating expenses	2,250	1,407

Income (loss) from operations	(1,345)	292

Other income (expense):
Interest income	154	226
Gain on sale of assets	3	34
Other income (expense)	(2)	(4)

Total other income	155	256

Net income (loss)	$(1,190)	$548

Basic earnings (loss) per share	$(0.05)	$0.04

Shares used in computing basic earnings (loss) per share	24,047	13,157

Diluted earnings (loss) per share	$(0.05)	$0.04

Shares used in computing diluted earnings (loss) per share	24,047	13,277

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(unaudited)

	March 31,	December 31,
	2003	2002

ASSETS
Cash, cash equivalents and marketable securities	$8,046	$7,659
Accounts receivable, net	405	622
Other receivables	734	1,004
Inventories	1,949	2,043
Other current assets	368	431

Total current assets	11,502	11,759

Property and equipment, net	161	185
Marketable securities	572	2,051
Goodwill and other intangibles, net	19,189	19,541
Other assets	375	371

Total Assets	$31,799	$33,907

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$1,666	$2,348
Minority interest	67	83

Total liabilities	1,733	2,431

Stockholders’ equity	30,066	31,476

Total Liabilities and Stockholders’ Equity	$31,799	$33,907